Exhibit E

                              Soros Fund Management LLC
                               888 Seventh Avenue
                                   33rd Floor
                            New York, New York 10106



February 28, 2005

John P. Reilly
Michael P. Ressner
Eugene Davis
Exide Technologies
Crossroads Corporate Center
3150 Brunswick Pike, Suite 230
Lawrenceville, New Jersey 08648

Gentlemen:

     Thank you for taking the time to speak with us recently, and meet with us on February 24, 2005, regarding various matters concerning Exide. We are encouraged by the recent efforts of the Board of Directors and management to communicate with stockholders and the Board's and management's seeming willingness to consider input and proposals from stockholders. During our meeting, we discussed several topics and we thought it might be useful to write and summarize our position on corporate governance matters. We emphasize that action on each of these matters is integral and, as set forth below, should be seen in their entirety.

First, we agree with you that the top priority now is recruiting a new Chief Executive Officer to lead the Company and we appreciated the opportunity you afforded us this past Friday to speak with your top candidate. We are generally supportive of him if the Board votes to select him and acceptable terms for his retention can be negotiated and look forward to continuing a constructive dialogue with him or whomever the next CEO may be.

Second, as we indicated during our meeting with you, we have spoken with several well-qualified professionals who we believe could be of assistance to Exide. Jerome York, one of these professionals, has indicated that, subject to completion of diligence regarding Exide, he would be willing to discuss with you the possibility of joining the Board of Directors of Exide. John Gildea, another experienced professional with whom we are familiar, would also consider serving. We think Mr. York's and Mr. Gildea's presence on the Board would be of significant benefit to management in helping shape Exide's strategic direction. Mr. York's and Mr. Gildea's biographical information is enclosed with this letter. We hereby propose to the Nominating Committee of the Board that each be nominated to join the Board as soon as possible. We note that, under Exide's certificate of incorporation, the Board may expand the number of directors from seven to nine -- so the process of electing these two well-qualified individuals could be accomplished by Board action alone.

Third, in addition to increasing the size of the Board, we believe that it would be in the best interests of Exide's stockholders for the Board to recommend, for stockholder approval at the 2005 annual meeting, an amendment to Exide's certificate of incorporation that would eliminate the classified board and permit the election of each director at the 2005 annual meeting, and each annual meeting thereafter. We believe that the Board should also recommend, for stockholder approval at the 2005 annual meeting, amendments to Exide's certificate of incorporation and by-laws that would permit the removal of directors without cause and allow for stockholders to call special meetings, fix the number of directors and to fill vacancies on the Board.

John P.Reilly
Michael P. Ressner
Eugene Davis
Exide Technologies
February 28, 2005
Page 2



We look forward to continuing a dialogue with you and management in an effort to enhance stockholder value.

Very truly yours,

/s/ Richard Brennan

Richard Brennan
Director
Soros Fund Management LLC

Enclosure

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

John P.Reilly
Michael P. Ressner
Eugene Davis
Exide Technologies
February 28, 2005
Page 3

                            Biographical Information

Mr. York is Chief Executive Officer of Harwinton Capital Corporation, a private investment company which he controls. From February 2000 to September 2003, he was Chairman, President and Chief Executive Officer of MicroWarehouse, Inc., a reseller of computer hardware, software and peripheral products. Mr. York previously served as Vice Chairman of Tracinda from September 1995 to October 1999 and as a director of MGM MIRAGE from November 1995 to May 2002. Prior to joining Tracinda, Mr. York served as Senior Vice President and Chief Financial Officer of IBM Corporation from May 1993 to September 1995 and as a director of IBM Corporation from January 1995 to September 1995. Prior thereto, Mr. York served as Executive Vice President-Finance and Chief Financial Officer of Chrysler Corporation from May 1990 to May 1993 and as a director of Chrysler Corporation from April 1992 to May 1993. In addition, Mr. York serves on the boards of directors of Apple Computer, Inc., Metro-Goldwyn-Mayer, Inc. and Tyco International Ltd.

Mr. Gildea has been a managing director and principal of Gildea Management Company since 1990. Gildea Management Company and its affiliates have been the investment advisor to The Network Funds, which specializes in distressed company and special situation investments. Mr. Gildea has served on the Board of Directors of a number of restructured or restructuring companies, including Amdura Corporation, American Healthcare Management, Inc., America Service Group Inc., GenTek, Inc., Konover Property Trust, Inc. and UNC Incorporated. Mr. Gildea serves on the Board of Directors of Sterling Chemical and also serves on the Board of Directors of several United Kingdom based investment trusts.


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